EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL SUES ITS INSURERS FOR $640 MILLION

New York, NY – May 20, 2010 – Lazare Kaplan International Inc. (AMEX:LKI) (“Lazare Kaplan”) announced today that in a federal lawsuit filed on Monday, May 17, 2010, it sued various Lloyds of London syndicates and European insurers for $640 million in damages arising out of the disappearance of diamonds that were insured by the defendants, including consequential damages. The lawsuit alleges that the insurers breached two “all risk” New York property insurance policies, and an Agreement for Interim Payment under which the insurers made a non-refundable interim payment of $28 million to Lazare Kaplan in January of this year.  After making the $28 million payment, the insurers abruptly reversed course and refused to acknowledge coverage or to pay any covered losses under the policies. The complaint alleges, among other things, that the insurers, which also issued separate policies to Lazare Kaplan under English law, created a virtual coverage “whipsaw” by denying coverage under the English policies on the ground that Lazare Kaplan does not have an insurable interest in the largest portion of the property at issue while at the very same time asserting under the New York policies that there is no coverage because Lazare Kaplan insured the same property under the English policies.  Lazare Kaplan expects to conduct broad-ranging discovery around the world in the course of the lawsuit.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include the ability to resolve the lawsuit discussed above, a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.